EXHIBIT A

CERTIFICATE OF THE DESIGNATIONS, POWERS, PREFERENCES AND RELATIVE PARTICIPATING OR OTHER RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF

SERIES A PREFERRED STOCK
($0.001 Par Value)

OF

SAN DIEGO SOCCER DEVELOPMENT CORPORATION

________________________________

Pursuant to the General Corporation Law
of the State of Nevada

________________________________

    SAN DIEGO SOCCER DEVELOPMENT CORPORATION, a Nevada corporation (the "Corporation"), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation and Bylaws of the Corporation, which authorizes the issuance of up to 50,000,000 shares of preferred stock, by unanimous consent of the Board of Directors dated August 27, 2003:

    RESOLVED, that the issue of a series of preferred stock, $0.001 par value, of the Corporation is hereby authorized and the designations, powers, preferences and relative, participating or other rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Certificate of Incorporation of the Corporation, are hereby fixed as follows:

For the purposes of these designations, the following terms shall have the meanings specified:

"Board of Directors" shall mean the board of directors of the Corporation.

"Common Holders" shall mean the holders of Common Stock.

"Common Stock" shall mean the common stock, $0.001 par value per share, of the Corporation.

"Conversion Price" shall have the meaning provided in Subsection (c)(1) hereof.

"Conversion Rate" shall have the meaning provided in Subsection (c)(1) hereof.

"Corporation" shall mean San Diego Soccer Development Corporation, a Nevada corporation.

"Designations" shall mean the terms, preferences, limitations and relative rights of the Series A Preferred Stock established hereby and set forth hereinafter.

"Original Issue Date" shall mean the date on which Series A Shares are first actually issued by the Corporation.

"Sale or Merger" shall have the meaning specified in Section (a).

"Securities Act" shall mean the federal Securities Act of 1933, as amended.

"Series A Holders" shall mean the holders of Series A Shares.

"Series A Preferred Stock" shall mean the 6,650,000 shares of Series A Preferred Stock, $0.001 par value per share, hereby designated.

"Series A Shares" shall mean the shares of Series A Preferred Stock.

The Designations granted to and imposed upon the Series A Preferred Stock are as follows:

    (a) No Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Series A Holders shall not be entitled to receive any liquidation preference, but shall participate, on an as-converted basis, ratably with the Common Holders.

    (b) Voting Rights. Except as set forth specifically below, each share of Series A Preferred Stock shall entitle the holder thereof to fifty (50) votes; provided, however, that the voting rights on the Series A Preferred Stock shall be (1) reduced to twenty-five (25) votes per share on the ninetieth day following the end of the first fiscal year in which the Corporation obtains a net profit of Five Hundred Thousand Dollars ($500,000) or more; (2) reduced to one (1) vote per share on the ninetieth day following the end of the first fiscal year in which the Corporation obtains a net profit of One Million Dollars ($1,000,000) or more; and (3) immediately reduced to one (1) vote per share upon submission of any application by the Corporation for listing on any established stock exchange or a national market system, including without limitation the NASDAQ National Market or The NASDAQ Small-Cap Market of The NASDAQ Stock Market, the listing standards of which would prohibit listing of the Corporation so long as any class of shares providing voting rights greater than one vote per share is outstanding.

    (c) Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

    (1) Conversion Rate. For purposes of this Section (c), the Series A Shares shall be convertible, at the times and under the conditions described in this Section (c) hereafter, at the rate (the "Conversion Rate") of one share of Series A Preferred Stock to one share of Common Stock.

    (2) Optional. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share until the sixth anniversary date of such issuance at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into Common Stock at the then effective Conversion Rate.

(3) Automatic.

    (A) The Series A Shares shall be automatically converted into shares of Common Stock as provided in this Section (c) upon the sixth anniversary of the Original Issue Date.

    (B) Upon the closing of a primary public offering of the Corporation's securities offered to the public pursuant to a registration statement filed with, and deemed effective by, the Securities and Exchange Commission under the federal Securities Act of 1933, as amended, each and every outstanding share of Series A Preferred Stock held by all Series A Holders (whether or not so electing) shall automatically be converted into Common Stock at the then effective Conversion Rate.

    (C) The conversion described in Subsections (c)(3)(A) and (B) above shall be automatic, without need for any further action by the Series A Holders and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such Series A Shares so converted are surrendered to the Corporation in accordance with the procedures described in Subsection (c)(4) below. Upon the conversion of the Series A Preferred Stock pursuant to Subsections (c)(3)(A) and (B), the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand-delivery or by overnight delivery, to each holder of record of Series A Preferred Stock at his or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing Series A Shares must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection (c)(4) below.

    (D) No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock, and any Series A Shares surrendered for conversion that would otherwise result in a fractional share of Common Stock shall be redeemed at the then effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

    (4) Mechanics of Conversion. Before any Series A Holder shall be entitled to receive certificates representing the shares of Common Stock into which Series A Shares are converted in accordance with Subsections (c)(2) or (c)(3) above, such holder shall surrender the certificate or certificates for such Series A Shares, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said conversion notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than ten (10) days after the delivery of said certificates, issue and deliver at such office to such Series A Holder, or to the nominee or nominees of such holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Subsections (c)(2) or (c)(3) shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion specified in such section. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors.

    (5) Adjustment for Subdivisions or Combinations of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date effects a subdivision or combination of the outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of the outstanding Series A Preferred Stock, then and in each such event the Conversion Price (and the corresponding Conversion Rate) shall be increased or decreased proportionately.

    (6) Adjustments for Dividends, Distributions and Common Stock Equivalents. In the event that the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of Common Holders entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into or entitling the holder thereof to receive additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder of such Common Stock Equivalents or the additional shares of Common Stock, and without a proportionate and corresponding dividend or other distribution to Series A Holders, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed, for purposes of this Subsection (c)(6), to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event the Conversion Price shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price by a fraction,

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding or deemed pursuant to the foregoing terms of this Subsection (c)(6) to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(B) the denominator of which shall be the total number of shares of Common Stock (x) issued and outstanding or deemed pursuant to the foregoing terms of this Subsection (c)(6) to be issued and outstanding (not including any shares described in clause (y) immediately below), immediately prior to the time of such issuance or the close of business on such record date, plus (y) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents;

provided, however, that (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price (and the corresponding Conversion Rate) shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price (and the corresponding Conversion Rate) shall be adjusted pursuant to this Subsection (c)(6) as of the time of actual payment of such dividend or distribution; or (ii) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof (or upon the occurrence of a record date with respect thereto), the Conversion Price (and the corresponding Conversion Rate) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; or (iii) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Price (and the corresponding Conversion Rate) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or (iv) in the event of issuance of Common Stock Equivalents that expire by their terms not more than sixty (60) days after the date of issuance thereof, no adjustments of the Conversion Price (or the corresponding Conversion Rate) shall be made until the expiration or exercise of all such Common Stock Equivalents, whereupon the adjustment otherwise required by this Subsection (c)(6) shall be made in the manner provided herein.

    (7) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than a Sale or Merger provided for in Section (a) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section (c)), as a part of such capital reorganization, provision shall be made so that the Series A Holders shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (c)(8) with respect to the rights of the Series A Holders after the capital reorganization to the end that the provisions of this Section (c)(8) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

    (8) De Minimis Adjustments. No adjustment to the Conversion Price (and, thereby, the Conversion Rate) shall be made if such adjustment would result in a change in the Conversion Price of less than $.01. Any adjustment of less than $.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $.01 or more in the Conversion Price.

    (9) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section (c), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each Series A Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Series A Holder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Series A Preferred Stock.

    (10) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series A Shares such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d) No Dividends. There are no dividend rights applicable to the shares of Series A Preferred Stock.

(e) No Preemptive Rights. No Series A Holder, as such, shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of shares of any class or series, junior or senior thereto, or securities convertible into, exchangeable for, or exercisable for the purchase of, shares of any class or series, junior or senior, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends or otherwise.

(f) Actions Requiring Majority Approval of Series A Preferred Stock. So long as any Series A Preferred Stock is then outstanding, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the vote or written consent of the holders of a majority of the total number of Series A Preferred Shares outstanding, voting together as a single class, the Corporation shall not amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws, or file any certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock.

(g) No Protective Covenant. Except as provided in subsection (f) above, the consent or approval of the Series A Holders shall not be necessary in connection with the Corporation's creating, effecting or validating any new class or series of shares having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock including, but without limitation, dividends and liquidation preferences senior to the Series A Preferred Stock.

(h) Notices. Any notice required by the provisions hereof or by law to be given to the Series A Holders shall be deemed given on the third business day following (and not including) the date on which such notice is deposited in the United States Mail, first class, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Notice by any other means shall not be deemed effective until actually received.

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IN WITNESS WHEREOF, SAN DIEGO SOCCER DEVELOPMENT CORPORATION has caused this Certificate to be duly executed by its Chief Executive Officer and Secretary this 27th day of August 2003.

SAN DIEGO SOCCER DEVELOPMENT CORPORATION
By: /s/ Yan K. Skwara Yan K. Skwara, Chief Executive Officer

By: /s/ Lonn Paul Lonn Paul, Secretary